Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
May 7, 2014		(973) 802-2824

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2014 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses of $1.137 billion, or $2.40 per Common share, compared to $2.27 per Common share for year-ago quarter.

Financial Services Businesses First Quarter Highlights

•	Pre-tax adjusted operating income for Individual Annuities, Retirement, and Asset Management businesses $945 million, up $176 million or 23% from year-ago quarter.

•	Individual Annuities account values $155.3 billion at March 31, up 9% from a year earlier; gross sales for the quarter of $2.3 billion, net sales $128 million.

•	Retirement account values $327.8 billion at March 31, up 9% from a year earlier; gross deposits and sales for the quarter of $10.3 billion; net additions $1.3 billion.

•	Asset Management institutional and retail net flows, excluding money market, total $2.1 billion; segment assets under management $890.9 billion at March 31, up 6% from a year earlier.

•

Pre-tax adjusted operating income for U.S. Individual Life and Group Insurance businesses $131 million, compared to $146 million in year-ago quarter, reflecting less favorable current quarter claims experience.

•	Annualized new business premiums for quarter, $122 million for U.S. Individual Life, $170 million for Group Insurance.

•

Pre-tax adjusted operating income for International Insurance business $837 million, compared to $877 million in year-ago quarter which included income from sale of remaining investment in China Pacific Group.

•	International Insurance constant dollar basis annualized new business premiums of $772 million for current quarter.

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•	Significant items included in current quarter adjusted operating income:

•

Pre-tax net charge of $21 million in Individual Annuities, including strengthening of reserves for guaranteed death and income benefits and adjustment of amortization of deferred policy acquisition and other costs reflecting market performance.

•	Pre-tax charge of $8 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

•	Pre-tax charge of $16 million in International Insurance’s Life Planner operations for reserve refinements and related items.

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for first quarter 2014 of $1.225 billion, or $2.59 per Common share.

•	Other financial highlights:

•

Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss, book value per Common share excluding total accumulated other comprehensive income amounted to $61.74 at March 31, 2014, an increase of $1.75 from December 31, 2013 after payment of a quarterly Common Stock dividend of 53 cents per share.

•

GAAP book value for Financial Services Businesses, $36.8 billion or $78.87 per Common share at March 31, 2014, compared to $33.9 billion or $72.30 per Common share at December 31, 2013. Book value per Common share excluding total accumulated other comprehensive income, $56.02 at March 31, 2014 compared to $53.98 at December 31, 2013.

•

Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $19.2 billion at March 31, 2014 compared to $15.8 billion at December 31, 2013; gross unrealized losses of $2.4 billion at March 31, 2014, compared to $4.0 billion at December 31, 2013.

•

During the first quarter, the Company acquired 2.9 million shares of its Common Stock at a total cost of $250 million, for an average price of $86.03 per share, under the June 2013 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2013 through June 30, 2014. From the commencement of share repurchases in July 2011 through March 31, 2014, the Company has acquired 44.2 million shares of its Common Stock under its share repurchase authorizations at a total cost of $2.6 billion, for an average price of $59.95 per share.

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NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $1.137 billion ($2.40 per Common share) for the first quarter of 2014, compared to $1.072 billion ($2.27 per Common share) for the year-ago quarter. Net income for the Financial Services Businesses attributable to Prudential Financial, Inc. was $1.225 billion ($2.59 per Common share) for the first quarter of 2014, compared to a net loss of $735 million ($1.58 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

“First quarter results are a solid start to the year. Our Annuities, Retirement, and Asset Management businesses are benefiting from sustained growth of account values and assets under management, driving strong underlying earnings momentum. In our U.S. insurance protection businesses, while current quarter results reflect some unfavorable fluctuations in claims experience, we are continuing to build our base of high quality business, and the integration of the individual life business we acquired from The Hartford remains well on track. Our international businesses are performing well, and with the integration of the Star and Edison businesses essentially behind us we are focusing on organic growth of our franchise by offering quality solutions for lifetime financial security needs,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

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The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $945 million for the first quarter of 2014, compared to $769 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $388 million in the current quarter, compared to $372 million in the year-ago quarter. Current quarter results include a charge of $21 million and results for the year-ago quarter include a benefit of $62 million, in each case reflecting an updated estimate of profitability for this business driven largely by market performance in relation to our assumptions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $99 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $364 million for the current quarter, compared to $228 million in the year-ago quarter. The increase reflected a $123 million greater net contribution from investment results. We estimate that returns on non-coupon investments in the current quarter were about $80 million above average expectations. The remainder of the increase in Retirement segment adjusted operating income reflected higher fees associated with growth in account values.

The Asset Management segment reported adjusted operating income of $193 million for the current quarter, compared to $169 million in the year-ago quarter. The increase was driven by higher asset management fees reflecting growth in assets under management, net of expenses.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $131 million for the first quarter of 2014, compared to $146 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $125 million for the current quarter, compared to $137 million in the year-ago quarter. Results for the current quarter and the year-ago quarter each reflect absorption of $8 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business on January 2, 2013. Segment results before integration costs decreased $12 million from the year-ago quarter. This decrease reflected less favorable claims experience, with a contribution to current quarter results

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approximately $20 million less than our average expectations inclusive of reserve updates. The foregoing was partly offset by a greater net contribution from investment results, including about $15 million of returns on non-coupon investments that we estimate to be above average expectations.

The Group Insurance segment reported adjusted operating income of $6 million in the current quarter, compared to $9 million in the year-ago quarter. Current quarter results reflect an adverse fluctuation in group disability claims experience and higher expenses. The foregoing items were largely offset by a greater net contribution from investment results, including about $15 million of returns on non-coupon investments that we estimate to be above average expectations.

The International Insurance segment reported adjusted operating income of $837 million for the first quarter of 2014, compared to $877 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $419 million for the current quarter, compared to $422 million in the year-ago quarter. Current quarter results include a charge of $16 million from refinements of reserves and related items, primarily for the segment’s Korean insurance operations. Excluding this charge, adjusted operating income increased $13 million from the year-ago quarter. This increase reflected continued business growth, which was partly offset by less favorable policy benefits experience inclusive of reserve updates. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $6 million in comparison to the year-ago quarter.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $418 million for the current quarter, compared to $455 million in the year-ago quarter. Results for the year-ago quarter included a $66 million benefit from the sale of the Company’s remaining investment, through a consortium, in China Pacific Group and a charge of $3 million for integration costs related to the Star and Edison businesses acquired on February 1, 2011. Excluding these items, adjusted operating income increased $26 million from the year-ago quarter. This increase reflected lower expenses in the current quarter and continued business growth. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $9 million in comparison to the year-ago quarter.

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Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $342 million in the first quarter of 2014, compared to a loss of $314 million in the year-ago quarter. Results for the year-ago quarter included a charge of $11 million to write off bond issuance costs on debt securities redeemed prior to maturity. Excluding this charge, the loss from Corporate and Other operations increased $39 million from the year-ago quarter, reflecting higher expenses in several categories.

Assets under management amounted to $1.131 trillion at March 31, 2014, compared to $1.107 trillion at December 31, 2013.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.225 billion for the first quarter of 2014, compared to a net loss of $735 million in the year-ago quarter.

Current quarter net income includes $8 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net loss includes pre-tax losses of $657 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and $37 million from impairments and sales of credit-impaired investments. These losses were largely offset by pre-tax gains of $275 million from net increases in market value of derivatives used in other risk management activities including asset and liability duration management, $180 million from general investment portfolio activities, and $231 million representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss.

At March 31, 2014, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $2.446 billion, including $2.300 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.972 billion at December 31, 2013. Net unrealized gains on general account fixed maturity

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investments of the Financial Services Businesses amounted to $19.203 billion at March 31, 2014, compared to $15.776 billion at December 31, 2013.

Net income for the current quarter reflects pre-tax increases of $101 million in recorded asset values and $43 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also reflects pre-tax income of $73 million from divested businesses, primarily relating to long term care insurance and largely driven by increases in market value of derivatives used in asset and liability duration management for this business and realized investment gains from general investment portfolio activities.

The net loss of the Financial Services Businesses for the year-ago quarter included $3.003 billion of pre-tax net realized investment losses and related charges and adjustments, primarily driven by net changes in value relating to foreign currency exchange rates mainly resulting from changes in value of the Japanese yen in relation to other currencies.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $13 million for the first quarter of 2014, compared to $19 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $13 million for the first quarter of 2014, compared to $15 million for the year-ago quarter.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

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On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.238 billion for the first quarter of 2014 compared to a net loss of $720 million for the year-ago quarter.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, longevity, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in

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our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses.

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Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying

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this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2013, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, May 8, 2014 at 11 a.m. ET, to discuss with the investment community the Company’s first quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 23. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on May 8, through May 15, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 314090.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with over $1 trillion of assets under management as of March 31, 2014, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, unaudited)

	Three Months Ended March 31
	2014	2013
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,130	$6,329
Policy charges and fee income	1,509	1,425
Net investment income	3,017	2,821
Asset management fees, commissions and other income	1,280	1,225

Total revenues	10,936	11,800

Benefits and expenses:
Insurance and annuity benefits	5,417	6,332
Interest credited to policyholders’ account balances	925	966
Interest expense	321	327
Other expenses	2,702	2,697

Total benefits and expenses	9,365	10,322

Adjusted operating income before income taxes	1,571	1,478
Income taxes, applicable to adjusted operating income	434	406

Financial Services Businesses after-tax adjusted operating income (1)	1,137	1,072

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(8)	(3,003)
Investment gains on trading account assets supporting insurance liabilities, net	101	95
Change in experience-rated contractholder liabilities due to asset value changes	(43)	(143)
Divested businesses	73	29
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	11	(34)

Total reconciling items, before income taxes	134	(3,056)
Income taxes, not applicable to adjusted operating income	39	(1,237)

Total reconciling items, after income taxes	95	(1,819)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1,232	(747)
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(11)	11

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	1,221	(736)
Earnings attributable to noncontrolling interests	11	35

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	1,232	(701)
Income from discontinued operations, net of taxes	4	1

Net income (loss) of Financial Services Businesses	1,236	(700)
Less: Income attributable to noncontrolling interests	11	35

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$1,225	$(735)

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2014	2013
Earnings per share of Common Stock (diluted) (2)(3):

Financial Services Businesses after-tax adjusted operating income	$2.40	$2.27
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(0.02)	(6.37)
Investment gains on trading account assets supporting insurance liabilities, net	0.21	0.20
Change in experience-rated contractholder liabilities due to asset value changes	(0.09)	(0.30)
Divested businesses	0.16	0.06
Difference in earnings allocated to participating unvested share-based payment awards	—	0.02

Total reconciling items, before income taxes	0.26	(6.39)
Income taxes, not applicable to adjusted operating income	0.08	(2.54)

Total reconciling items, after income taxes	0.18	(3.85)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	2.58	(1.58)
Income from discontinued operations, net of taxes	0.01	—

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$2.59	$(1.58)

Weighted average number of outstanding Common shares (basic)	460.9	464.3

Weighted average number of outstanding Common shares (diluted)	470.3	471.7

Direct equity adjustment for earnings per share calculation (2)	$(2)	$4
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$10	$10
Income from continuing operations (after-tax) of Financial Services Businesses	$11	$2
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$36,770	$38,392
Per share of Common Stock - diluted	78.87	81.77
Attributed equity excluding accumulated other comprehensive income	$26,117	$26,179
Per share of Common Stock - diluted	56.02	55.76
Number of diluted shares at end of period	466.2	469.5

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$388	$372
Retirement	364	228
Asset Management	193	169

Total U.S. Retirement Solutions and Investment Management Division	945	769

Individual Life	125	137
Group Insurance	6	9

Total U.S. Individual Life and Group Insurance Division	131	146

International Insurance	837	877

Total International Insurance Division	837	877

Corporate and Other operations	(342)	(314)

Financial Services Businesses adjusted operating income before income taxes	1,571	1,478

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(8)	(3,003)
Investment gains on trading account assets supporting insurance liabilities, net	101	95
Change in experience-rated contractholder liabilities due to asset value changes	(43)	(143)
Divested businesses	73	29
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	11	(34)

Total reconciling items, before income taxes	134	(3,056)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,705	$(1,578)

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended March 31
	2014	2013
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,321	$4,224

Net sales	$128	$2,407

Total account value at end of period	$155,276	$142,748

Retirement Segment:
Full Service:
Deposits and sales	$8,587	$5,679

Net additions	$2,584	$1,003

Total account value at end of period	$178,150	$156,380

Institutional Investment Products:
Gross additions	$1,733	$3,845

Net additions (withdrawals)	$(1,284)	$1,526

Total account value at end of period	$149,661	$143,011

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$352.2	$323.2
Retail customers	172.9	143.8
General account	365.8	373.3

Total Investment Management and Advisory Services	$890.9	$840.3

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.9	$14.4

Net additions, other than money market	$1.9	$6.9

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$8.0	$10.9

Net additions, other than money market	$0.2	$1.8

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$9	$9
Universal life	71	157
Term life	42	50

Total	$122	$216

Group Insurance Annualized New Business Premiums (4):
Group life	$137	$148
Group disability	33	45

Total	$170	$193

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$692	$804

Constant exchange rate basis	$772	$841

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended March 31
	2014	2013
Closed Block Business Data:
Income Statement Data:
Revenues	$1,566	$1,519
Benefits and expenses	1,553	1,500

Income from continuing operations before income taxes	13	19

Income taxes	—	4

Closed Block Business income from continuing operations	13	15
Income from discontinued operations, net of taxes	—	—

Closed Block Business net income	13	15
Less: Income attributable to noncontrolling interests	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$13	$15
Direct equity adjustment for earnings per share calculation (2)	2	(4)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$15	$11
Income from continuing operations per share of Class B Stock	$7.50	$5.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—

Net income per share of Class B Stock	$7.50	$5.50
Weighted average diluted shares outstanding during period	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,453	$1,485
Per Share of Class B Stock	726.50	742.50
Attributed equity excluding accumulated other comprehensive income	$1,308	$1,280
Per Share of Class B Stock	654.00	640.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$12,854	$10,171
Benefits and expenses	11,136	11,730

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	1,718	(1,559)
Income tax expense (benefit)	473	(827)

Income (loss) from continuing operations before equity in earnings of operating joint ventures	1,245	(732)
Equity in earnings of operating joint ventures, net of taxes	—	46

Income (loss) from continuing operations	1,245	(686)
Income from discontinued operations, net of taxes	4	1

Consolidated net income (loss)	1,249	(685)
Less: Income attributable to noncontrolling interests	11	35

Net income (loss) attributable to Prudential Financial, Inc.	$1,238	$(720)

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$1,225	$(735)
Closed Block Business	13	15

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$1,238	$(720)

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$746.7	$724.0
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$890.9	$840.3
Non-proprietary assets under management	197.8	180.7

Total managed by U.S. Retirement Solutions and Investment Management Division	1,088.7	1,021.0
Managed by U.S. Individual Life and Group Insurance Division	23.1	22.6
Managed by International Insurance Division	19.1	17.8

Total assets under management	1,130.9	1,061.4
Client assets under administration	120.5	105.5

Total assets under management and administration	$1,251.4	$1,166.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended March 31, 2013, as all potential common shares are antidilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group Disability amounts include dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 82 per U.S. dollar and Korean won 1150 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.